Exhibit 5.1

717 TEXAS AVENUE • HOUSTON, TEXAS 77002 TELEPHONE: +1.832.239.3939 • FACSIMILE: +1.832.239.3600

September 26, 2025
Better Home & Finance Holding Company
1 World Trade Center
285 Fulton Street, 80th Floor, Suite A
New York, New York 10007

Re:	Up to $75,000,000 of Shares of Class A Common Stock, Par Value $0.0001 Per Share, to Be Offered Pursuant to the Sales Agreements
Ladies and Gentlemen:
We are acting as counsel for Better Home & Finance Holding Company, a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $75,000,000 aggregate offering price of shares of Class A common stock, par value $0.0001 per share, of the Company (the “Shares”), pursuant to the terms of the sales agreements, each dated as of September 26, 2025 (the “Sales Agreements”), by and between the Company and each of BTIG, LLC and Cantor Fitzgerald & Co. (each an “Agent” and collectively, the “Agents”). The Shares may be offered and sold from time to time in “at-the-market offerings” pursuant to Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Act”), in accordance with the terms of the Sales Agreements.
In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the terms of the Sales Agreements against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable; provided that such consideration is at least equal to the stated par value of the Shares.
In rendering the opinion above, we have assumed that the resolutions of the Board of Directors authorizing the Company to issue and deliver and sell the Shares pursuant to the Sales Agreements will be in full force and effect at all times at which the Shares are issued and delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID MELBOURNE • MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Better Home & Finance Holding Company
September 26, 2025

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-287335) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) to effect registration of the offer and sale of the Shares under the Act and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Jones Day